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                                                                   EXHIBIT 99.1



                    AMEDISYS SELLS OUTPATIENT SURGERY CENTER

                    DIVESTITURE STRATEGY FOR NON-CORE ASSETS
                                  NOW COMPLETE

BATON ROUGE, Louisiana (September 17, 2001) - Amedisys, Inc. (OTC BB: "AMED"), one of America's leading home health nursing companies, today announced that it has sold its 56% interest in Hammond Surgical Care Center, L.C., d/b/a St. Luke's SurgiCenter ("St. Luke's"), to Surgery Center of Hammond, L.L.C., an affiliate of Universal Health Services, Inc., for approximately $1 million.

Net cash proceeds from the sale will be used to reduce the amount of debt outstanding to NPF Capital, Inc., which was issued in the December 2000 refinancing of the Columbia/HCA debt. This divestiture represents the final step in Amedisys' strategy to divest itself of all assets unrelated to its core home health nursing business.

"We are pleased to announce the sale of our final surgery center," stated William F. Borne, Chief Executive Officer of Amedisys, Inc. "Since the passage of the Balanced Budget Act of 1997, we have converted non-core assets into cash of approximately $38 million which we invested to grow our home health nursing services. All of our resources are now solely devoted to home health care nursing, and we expect to participate fully in the anticipated growth of the home nursing industry in coming years. Our strategic expansion plan anticipates both internal and external growth initiatives."

Amedisys, Inc., a leading multi-regional provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on the OTC Bulletin Board under the symbol "AMED".

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

    Additional information on this Company can be found on the World Wide Web

                             http://www.amedisys.com

                    For further information, please contact:

             John Joffrion, Senior Vice President at (225) 292-2031
                                       or
            RJ Falkner & Company, Inc., Investor Relations Counsel at
                          (800) 377-9893 or via e-mail

                              at info@rjfalkner.com